Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of our reports dated August 24, 2009 (except for the second paragraph of Note 1, Note 2(x) and Note 19, as to which the date is November 6, 2009) relating to the combined and consolidated financial statements of Goodwill Rich International Limited and subsidiaries (Predecessor to Andatee China Marine Fuel Services Corporation).

We also consent to the reference to our Firm under the caption “Experts” in the Registration Statement.

/s/ Jewett, Schwartz, Wolfe & Associates

Jewett, Schwartz, Wolfe & Associates
Hollywood, Florida
December 28, 2009